FOR IMMEDIATE RELEASE

Contact:

Andrew M. O'Shea
Chief Financial Officer
(860) 298-0444

Barbara Cano
Adam Friedman Associates LLC
(212) 981-2529, Ext. 22

ANDERSEN GROUP, INC. REPORTS FIRST QUARTER RESULTS

New York, NY - July 8, 2003 - Andersen Group, Inc. (NASDAQ: ANDR) today announced the results of its operations for the three months ended May 31, 2003.  For the first quarter of fiscal 2004, the Company incurred a net loss applicable to common shares of $484,000, or $0.23 per share, basic and diluted, compared to a net income of $1,099,000, or $0.52 per share, basic and diluted, for the first quarter of fiscal 2003.  Results for the first quarter of fiscal 2003 were comprised of a net loss from continuing operations of $505,000, or $0.24 per share, basic and diluted, and combined income of $1,604,000 from the gain on sale of the net operating assets of the JM Ney Company, and from its results of operations in the three weeks prior to this sale.

Francis E. Baker, Chairman stated, "Our efforts in our first fiscal quarter were concentrated on reaching agreements to acquire 100% of the outstanding stock of ComCor-TV on terms that we believe will be acceptable to our shareholders.  We reached these agreements in May and, as a result, we made our initial $3.5 million case investment into CCTV prior to the end of the quarter."

"We continue to have confidence in CCTV's operations.  During the quarter ended March 31, 2003, CCTV's subscriber base for television services increased by 9.1% and its Internet subscriber base increased by 24.2%.  This subscriber growth produced increases in service revenues that were 80.5% higher than the corresponding period in the prior year, and 21.5% higher that the prior year's fourth quarter.  The recent funding we have provided will help CCTV continue to build out its access network in the Central Administrative Region of Moscow and help continue to propel further growth in CCTV's subscriber base."

About Andersen Group, Inc.

Andersen Group, Inc.

Andersen Group  is a company based in New York that is publicly traded on the Nasdaq National Market under the symbol "ANDR".  The Company is currently a principal investor in Moscow Broadband Communication Ltd., (MBC) which has 50% voting control over, and significant equity stake in CCTV, a Russian company that has licenses to access 1,500,000 homes and businesses in Moscow and the access to these potential customers through the Moscow Fiber Optic Network (MFON), a 6,000 km network through the Moscow region, including the exclusive access within the Central Administrative District of Moscow.  Andersen Group is a party to contracts, which, if executed, upon approval by its stockholders, will result in CCTV becoming a wholly-owned subsidiary of the Company.  Pursuant to such contracts, in May 2003, Andersen Group made a direct investment into CCTV of $3.5 million. CCTV is using access to the MFON to provide broadband services including cable television and high-speed Internet access to residential and business customers.  The MFON is owned by Moscow Telecommunications Corporation (COMCOR), which   shares voting control and ownership of CCTV with MBC.  If the proposed acquisition of CCTV is completed, COMCOR is expected to be the largest shareholder in the Company with an estimated equity stake in the Company of approximately 49% of the outstanding shares

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to Andersen Group's acquisition agreements with each of COMCOR and the  shareholders of MBC, as well as Andersen Group's and CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, and its ability to achieve profitability, and are based on management's best assessment of Andersen Group's and CCTV's strategic and financial position and of future market conditions and trends. These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements include the satisfaction or waiver of all the necessary conditions precedent to closing the transactions with each of COMCOR and MBC shareholders, the risks described in Andersen Group's Annual Report on Form 10-K for the year ended February 28, 2003 and other public filings made by Andersen Group with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. Andersen Group disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments

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